SCHRODER GLOBAL SERIES TRUST

Amendment No. 1 to the Amended and Restated Agreement and Declaration of Trust

The undersigned, being all of the Trustees of Schroder Global Series Trust, an open-end investment management company established under Massachusetts law as a Massachusetts voluntary association (commonly known as a business trust) under an Amended and Restated Agreement and Declaration of Trust dated July 14, 2003 (the "Declaration of Trust"), and being authorized by Article IX, Section 7 of the Declaration of Trust to effect this amendment, do hereby amend, effective upon the signing of this instrument, the Declaration of Trust as follows:

The last paragraph of Article IV, Section 3 is hereby replaced with the following:

The Trustees shall not in any way be bound or limited by any present or future law or custom in regard to investments by trustees. Except as otherwise provided herein or from time to time in the Bylaws, any action to be taken by the Trustees may be taken by a majority of the Trustees present at a meeting of the Trustees (a quorum being present), within or without Massachusetts, including any meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting, or by consent of a majority of the Trustees then in office either in writing or by electronic transmission.

This Amendment may be executed in a number of counterparts, all of which shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the undersigned being all of the Trustees of the Trust have executed this Amendment as of this 27th day of June, 2019.

/s/ William M. Doran
William M. Doran

/s/ Jon C. Hunt
Jon C. Hunt

/s/ Thomas P. Lemke
Thomas P. Lemke

/s/ Jay Nadel
Jay Nadel

/s/ Randall S. Yanker
Randall S. Yanker

2